Exhibit 5.1

[General Mills, Inc. Letterhead]

September 30, 2022

General Mills, Inc.

Number One General Mills Boulevard

Minneapolis, Minnesota 55426

General Mills, Inc.:

I am General Counsel and Secretary of General Mills, Inc. (the “Company”) and have acted as counsel to the Company in connection with the filing under the Securities Act of 1933, as amended, of the Registration Statement on Form S-8 (the “Registration Statement”) relating to the Company’s 2022 Stock Compensation Plan (the “Stock Plan”). In such capacity, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments relating to such securities as I have deemed necessary or appropriate in connection with this opinion.

Based on such examination, I am of the opinion that all necessary corporate proceedings have been taken to authorize the issuance of the shares of Company common stock under the Stock Plan, and all such shares will, when paid for and issued pursuant to the terms of the Stock Plan, be validly issued and outstanding and fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” under the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Karen Wilson Thissen

Karen Wilson Thissen